UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

Ambrx Biopharma, Inc.

(Name of Registrant as Specified In Its Charter)

Johnson & Johnson

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

This filing contains the following communications:

1.

Social media posts issued by Johnson & Johnson, a New Jersey corporation (the “Company”), relating to the Company’s entry into a definitive agreement to acquire Ambrx Biopharma, Inc. (the “Acquisition”).

2.

An excerpted transcript of comments relating to the transaction by Joaquin Duato, Chairman and CEO of the Company, in response to questions at the 2024 42nd Annual Healthcare Conference hosted by JPMorgan Chase & Co. (“JPMorgan”).

3.	A press release by the Company in connection with the Acquisition.

1.	On January 8, 2024, the Company issued the following social media posts relating to the Acquisition.

LinkedIn:

Johnson & Johnson Innovative Medicine
985,892 followers
2h · Edited

The planned acquisition of Ambrx Biopharma, Inc. presents a distinct opportunity for Johnson & Johnson Innovative Medicine to advance next-generation ADCs with a focus on transforming the treatment of #cancer.

Info and cautionary statements here: https://bit.ly/425PqfL

Johnson & Johnson
8,740,563 followers
2h

Johnson & Johnson has entered into a definitive agreement to acquire Ambrx Biopharma, Inc., a clinical-stage biopharmaceutical company with a proprietary platform to discover and develop next-generation antibody drug conjugates (ADCs).

Click here for key information and cautionary statements:
https://lnkd.in/eEA7y9eV

#Oncology #Innovation #CancerResearch

Twitter/X:

2.

On January 8, 2024, Joaquin Duato, Chairman and CEO of the Company, participated in a discussion with Christopher Schott of JPMorgan at the 2024 42nd Annual Healthcare Conference. The following is an excerpt of comments relating to the Acquisition from a transcript of the discussion.

Christopher Schott, JPMorgan, Research Division

Okay. Okay. Great. Shifting to BD, I know we had an announcement this morning. So would love to just hear a little bit more about the transaction you announced kind of what [indiscernible] this asset, how does it strategically fit into the portfolio?

Joaquin Duato

So on the transaction acquiring Ambrx, which is a company that has proprietary platform in conjugation in antibody drug conjugates, we believe that ADCs are going to be an important tool, an important modality in solid tumors. And we’ve been creating platform in ADCs.

It is not new. We did it — we have an agreement with Mersana in which we are working with MDCs, another one with [indiscernible]that we’re working with them with ADCs. We also announced a deal at the end of the year with [indiscernible] with a Trop2 ADC.

So we are working in building an ADC platform in Johnson & Johnson, and this is culminated with the agreement with Ambrx. The agreement with Ambrx brings an asset, a PCMA-directed ADC in prostate cancer that we think could be best — first-in-class in that particular setting of metastatic cancer, which is a very big one today, and we — this is a market that we know well because we have ERLEADA, and we have ZYTIGA.

And for patients that fail in the androgen receptor therapy, there’s not a good alternative today. There is 185,000 patients in that segment. So it’s a big a big market. It’s medical need, and we believe that that the prostate cancer ADC Ambrx has could be first-in-class and best-in-class in that segment.

They have other pipeline of ADCs in development, one is [indiscernible]. And they have a proprietary conjugation technology that we think would be applied to more areas. So it’s really a win-win situation for both of us, highlighted by the potential of having a significant product with the PCMA [indiscernible] ADC. So we are very happy with the deal.

Christopher Schott

Great. On that asset, I guess, could you just talk a little bit about just the financial impact we should think about that as we think about 2024?

Joaquin Duato

Thank you. So we’ll provide more more clarity there at or before closing. That’s the point in time that we will be able to provide more clarity on that.

Christopher Schott

And then just kind of bigger picture. I guess as we think about the deal announced today, just talk more broadly about the BD strategy within the Pharmaceutical division. It seems like you’ve got a really nice portfolio of assets internally. The company has obviously been successful historically bringing in external — where is the focus at this point?

Joaquin Duato

Yes. So — and this reaches both for Pharmaceutical and MedTech. I mean we put different lenses in BD. The first one is the strategic one. And we try to go to areas where we have already capabilities and know-how.

In our experience, the closer we are to areas in which we have capabilities and know-how, the higher the probability of success. So what are those areas that we have capability and know-how? In the case of Pharmaceuticals, it’s oncology, both in hematology and solid tumors. It is immunology, and it is also neuroscience. So those are the 3 areas in which we put our effort.

People sometimes ask me, would you go into a different area if there were a breakthrough? Potentially, but that’s not where we are focused, let’s say.

In the case of MedTech, it is in cardiovascular. It is in robotics when it comes to surgery. It is in in vision, and it’s also segments of orthopedics that we think are faster growing. So those are the universe of areas that we go in which we think we have internal capabilities.

The second thing we look for the scientific breakthrough potential and how it’s addressing a medical need, case in point, Ambrx with metastatic prostate cancer, which we believe is an important medical need. And we think it could be a breakthrough therapy there.

And the third one is a financial one. The bigger the ticket, the more financial discipline we have to put. In other instances, we have to put financial discipline, but we are willing to take a higher risk. So that’s how we operate.

In Pharmaceuticals, specifically, we have been very successful in going to deals which are around proof of concept like we have done now with Ambrx. So — and what is the benefit of doing deals that are around proof of concept? The benefit is that we can use our scale in clinical development, in in manufacturing, in commercialization order to maximize the value of those assets and then get more value for our shareholders than if we work for assets that are already marketed.

3.	On January 8, 2024, the Company issued the following press release in connection with the Acquisition.

Media contacts: Brian Kenney 215-620-0111 Suzanne Frost 416-317-0304	Investor contact: Raychel Kruper investor-relations@its.jnj.com

For Immediate Release

Johnson & Johnson to Acquire Ambrx, Advancing Next Generation Antibody Drug Conjugates to Transform the Treatment of Cancer

Portfolio of Clinical and Preclinical Programs, Including Lead Product Candidate ARX517, a Prostate-Specific Membrane Antigen (PSMA)-Targeting Antibody Drug Conjugate (ADC), Strengthens Johnson & Johnson’s Commitment to Oncology Innovation

Novel Technology Platform Sets Stage for the Development of Next Generation ADCs and Targeted Oncologic Therapeutics

NEW BRUNSWICK, NJ (January 8, 2024) – Johnson & Johnson (NYSE: JNJ) announced today it has entered into a definitive agreement to acquire Ambrx Biopharma, Inc., or Ambrx (NASDAQ: AMAM), a clinical-stage biopharmaceutical company with a proprietary synthetic biology technology platform to design and develop next-generation antibody drug conjugates (ADCs), in an all-cash merger transaction for a total equity value of approximately $2.0 billion, or $1.9 billion net of estimated cash acquired.

Ambrx is advancing a focused portfolio of clinical and preclinical programs designed to optimize efficacy and safety of its candidate therapeutics in multiple cancer indications, including ARX517, its proprietary ADC targeting PSMA for metastatic castration-resistant prostate cancer (mCRPC); ARX788, its proprietary ADC targeting human epidermal growth factor receptor 2 (HER2) for metastatic HER2+ breast cancer; and ARX305, its proprietary ADC targeting CD-70 for renal cell carcinoma.

“Ambrx’s ADC technology offers unique advantages in the conjugation of stable antibodies and cytotoxic linker payloads, which results in engineered ADCs that effectively kill cancer cells and limit toxicities,” said Yusri Elsayed, M.D., M.H.Sc., Ph.D., Global Therapeutic Area Head, Oncology, Johnson & Johnson Innovative Medicine. “The results seen to date with ARX517 in mCRPC are promising and represent a potential first- and best-in-class targeted therapy for the treatment of this aggressive disease. In addition, Ambrx’s pipeline and ADC platform present exciting future opportunities to deliver enhanced, precision biologics as we look to transform the treatment of cancer and improve patients’ lives.”

The planned acquisition presents a distinct opportunity for Johnson & Johnson to design, develop and commercialize targeted oncology therapeutics. Ambrx’s proprietary ADC technology incorporates the advantages of highly specific targeting monoclonal antibodies securely linked to a potent chemotherapeutic payload to achieve targeted and efficient elimination of cancer cells without the prevalent side-effects typically associated with chemotherapy. Building on a legacy of innovation in oncology and in prostate cancer, J&J scientists intend to work with Ambrx researchers, accelerating the Phase 1/2 APEX-01 study (NCT04662580) of ARX517 in advanced prostate cancer, while progressing a pipeline of novel ADC product candidates.

“With a median overall survival of less than two years and novel hormonal therapies moving earlier in the disease, significant unmet need remains in the treatment of mCRPC,” said Margaret Yu, M.D., Prostate Cancer Disease Area Leader, Johnson & Johnson Innovative Medicine. “We see a unique opportunity to harness the potential of this innovative ADC platform, and with our deep understanding of prostate cancer, deliver a targeted PSMA therapeutic for addressing the growing needs of the more than 185,000 patients living with metastatic castration-resistant disease today1.”

Ambrx was spun out of The Scripps Research Institute in 2003. The company pioneered the expanded genetic code technology platform for incorporation of synthetic amino acid (SAA) into proteins at any selected site using industry standard cell lines. SAAs allow engineered precision biologics with site-specific, homogenous and stable conjugation, overcoming limitations of traditional conjugation technologies.

[1]	Decision Resources (DRG) 2023 Report

About the Merger Agreement

Under the terms of the transaction, which was approved by the Johnson & Johnson Board of Directors, Johnson & Johnson (the Company) will acquire all of the outstanding shares of Ambrx’s common stock for $28.00 per share in cash through a merger of Ambrx with a subsidiary of the Company. The closing of the transaction is expected to occur in the first half of 2024, subject to receipt of Ambrx shareholder approval, as well as clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The approximately $1.9 billion estimated net value of the transaction is based on Ambrx’s estimated fully diluted shares outstanding, less estimated net cash at the time of closing. Following completion of the transaction, Ambrx’s common stock will no longer be listed for trading on the NASDAQ Global Select Market.

The accounting treatment as a business combination or asset acquisition will be determined on or before the expected close of the transaction.

About Johnson & Johnson

At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow, and profoundly impact health for humanity. Learn more at https://www.jnj.com/ or at www.janssen.com/johnson-johnson-innovative-medicine. Follow us at @JNJInnovMed.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements” regarding the acquisition of Ambrx. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson or Ambrx. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearance under the Hart-Scott-Rodino Antitrust Improvements Act or other applicable antitrust laws will not be obtained; uncertainty as to the percentage of Ambrx stockholders that will vote to approve the proposed transaction at the Ambrx shareholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Johnson & Johnson or Ambrx during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care services and products; and trends toward health care cost containment. In addition, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the programs and employees/operations and clinical work of Ambrx. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Ambrx can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in the company’s most recently filed Quarterly Report on Form 10-Q, and the company’s subsequent filings with the Securities and Exchange Commission (the SEC), and under the caption “Risk Factors” in Ambrx’s Quarterly Report on Form 10-Q filed with the SEC on November 13, 2023, and elsewhere in Ambrx’s reports filed with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, https://Ambrx.com or on request from Johnson & Johnson or Ambrx. Neither Johnson & Johnson nor Ambrx undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed acquisition of Ambrx by Johnson & Johnson. In connection with the proposed transaction, Ambrx intends to file relevant materials with the SEC, including Ambrx’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF AMBRX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING AMBRX’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders of Ambrx are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from Ambrx on Ambrx’s website at https://ir.Ambrx.com.

Participants in the Solicitation

Johnson & Johnson and Ambrx and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Ambrx in connection with the proposed transaction. Information about Johnson & Johnson’s directors is set forth in Johnson & Johnson’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on March 15, 2023; and information about Johnson & Johnson’s executive officers is set forth in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, which was filed with the SEC on February 16, 2023. Information about Ambrx’s directors and executive officers is set forth in Ambrx’s Proxy Statement on Schedule 14A for its 2023 Annual General Meeting of Shareholders, which was filed with the SEC on April 28, 2023. To the extent holdings of Johnson & Johnson’s or Ambrx’s securities by their respective directors or executive officers have changed since the amounts set forth in such 2023 proxy statements, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of Ambrx’s participants in the solicitation, which may, in some cases, be different than those of Ambrx’s stockholders generally, will be set forth in Ambrx’s proxy statement relating to the proposed transaction when it becomes available.

# # #

Forward-Looking Statements

These communications contain “forward-looking statements” regarding the acquisition of Ambrx Biopharma, Inc. (“Ambrx”). The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson or Ambrx.

Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearance under the Hart-Scott-Rodino Antitrust Improvements Act or other applicable antitrust laws will not be obtained; uncertainty as to the percentage of Ambrx stockholders that will vote to approve the proposed transaction at the Ambrx shareholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Johnson & Johnson or Ambrx during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care services and products; and trends toward health care cost containment. In addition, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the programs and employees/operations and clinical work of Ambrx.

A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Ambrx can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 1, 2023, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in the company’s most recently filed Quarterly Report on Form 10-Q, and the company’s subsequent filings with the Securities and Exchange Commission (the “SEC”), and Ambrx’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.ambrx.com or on request from Johnson & Johnson or Ambrx.

Neither Johnson & Johnson nor Ambrx undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

Participants in the Solicitation

Johnson & Johnson and Ambrx and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of Ambrx in connection with the proposed transaction. Information about Johnson & Johnson’s directors and executive officers is set forth in Johnson & Johnson’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on March 15, 2023, and in its Annual Report on Form 10-K for the fiscal year ended January 1, 2023, as applicable. Information about Ambrx’s directors and executive officers is set forth in Ambrx’s Proxy Statement on Schedule 14A for its 2023 Annual General Meeting of Shareholders, which was filed with the SEC on April 28, 2023. To the extent holdings of Johnson & Johnson’s or Ambrx’s securities by their respective directors or executive officers have changed since the amounts set forth in such 2023 proxy statements, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of Ambrx’s participants in the solicitation, which may, in some cases, be different than those of Ambrx’s stockholders generally, will be set forth in Ambrx’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

These communications may be deemed to be solicitation material in respect of the proposed acquisition of Ambrx by Johnson & Johnson. In connection with the proposed transaction, Ambrx intends to file relevant materials with the SEC, including Ambrx’s proxy statement in preliminary and definitive form. INVESTORS AND STOCKHOLDERS OF AMBRX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING AMBRX’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders of Ambrx are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from Ambrx on Ambrx’s website at https://ir.ambrx.com.